Exhibit 99.1

Contacts:	Investors Anna Marie Dunlap SVP Investor & Corporate Communications Corinthian Colleges, Inc. 714-424-2678 Media Cecilia Wilkinson Pondel Wilkinson, Inc. 310-279-5980
CORINTHIAN COLLEGES REPORTS
FY 2006 FIRST QUARTER
Santa Ana, CA, October 28, 2005 — Corinthian Colleges, Inc. (NASDAQ:COCO) reported financial results today for the first quarter ended September 30, 2005.
“In the first quarter we continued to focus on several initiatives designed to increase student enrollment growth and operating margins over time,” said Jack D. Massimino, Corinthian’s chief executive officer. “These initiatives include improvements in hiring, managing and training admissions representatives, increased focus on under-performing schools, and more efficient lead processing systems and procedures. We began implementing most of these initiatives in the latter part of fiscal 2005, and believe it will take several quarters to see the benefit of our efforts.”
Comparing the first quarter of fiscal 2006 with the same quarter of the prior year (All data presented includes the previously announced change in revenue recognition policy):
•	Net revenue increased to $236.3 million from $224.6 million.

•	Operating income was $11.8 million compared with operating income of $25.3 million.

•	Net income was $7.4 million compared with $14.6 million.

•	Diluted earnings per share were $0.08 versus $0.16. Q1 06 includes stock-based compensation expense of $0.01 per share, reflecting our adoption of SFAS123R in the quarter, while Q1 05 included no stock option expense.

•	Total student population was 68,262 versus 70,500.

•	Total student starts were 26,753 versus 28,111. Excluding the impact of hurricane Katrina, student starts declined by 4.2%. Damage from the hurricane resulted in the closure of our Bryman New Orleans campus.

Financial Review
Change in revenue recognition policy — As reported on August 22, 2005, we have changed our revenue recognition method for certain diploma programs. This change required a restatement of revenue for fiscal years 2001 through the first three quarters of fiscal 2005. Our fiscal 2005 Form 10-K contains the restated financial statements for the applicable time periods. The percent-of-revenue data presented below includes the effect of the change in revenue recognition policy for all periods presented.
Educational services expenses were 58.1% of revenue in Q1 06 versus 55.0% in Q1 05. The increase was mainly the result of increases in depreciation, amortization, and facility costs, higher bad debt expense, and increases in compensation. Bad debt expense was 5.7% of revenue in Q1 06 versus 5.0% in Q1 05. The increase was primarily the result of higher bad debt in six of our degree-granting schools.
Marketing and admissions expenses were 26.6% of revenue in Q1 06 versus 24.9% in Q1 05. The increase was primarily the result of higher advertising costs and investments in lead processing technology.
General and administrative (G&A) expenses were 9.5% of revenue in Q1 06 versus 8.8% in Q1 05. The increase was primarily the result of costs associated with public company compliance expenses.
Statement of Financial Accounting Standards No. 123R expense — We adopted SFAS 123R in Q1 06, resulting in stock-based compensation expense of 0.8% of revenue for the quarter.
Operating margin — As a result of the factors outlined above, our operating margin was 5.0% in Q1 06 versus 11.3% in Q1 05.
Cash, restricted cash and marketable securities totaled $115.1 million at September 30, 2005, compared with $99.2 million at June 30, 2005.
Capital expenditures were $11.0 million in Q1 06 compared with $18.7 million in Q1 05.
Share Repurchase
On October 27, 2005, Corinthian’s Board of Directors approved a share repurchase of up to $70 million of the Company’s common stock. Corinthian plans to repurchase shares on the open market or in private transactions from time to time, depending on the company’s cash balances, general business and market conditions, and other factors, including alternative investment opportunities. As of September 30, 2005, Corinthian had 91.4 million shares outstanding. “Given the current valuation of our stock, we believe a repurchase program is a prudent use of capital,” Massimino said.
Guidance
Our fiscal 2006 guidance relative to operating performance remains unchanged, at $0.53 to $0.59 per diluted share. That range includes equity-based compensation expense of approximately $0.07 for the year. However, we are adjusting our fiscal 2006 guidance range to include two previously disclosed one-time items: 1) estimated expenses associated with hurricane Katrina of $0.01 per share; and 2) an estimated reduction in earnings of $0.02 per share associated with the divestiture of our CDI Division’s Corporate Education Services unit. Including these adjustments, we expect fiscal 2006 diluted earnings per share to be $0.50 - $0.56. Our guidance does not give effect to our share repurchase program.
We expect earnings for the fiscal 2006 second quarter, ending December 31, 2005, to be approximately $0.10 - $0.12 per diluted share, which includes approximately $0.01 for stock-based compensation expense. The Company will provide more detailed guidance during its conference call today (details below).
Conference Call Today
We will host a conference call at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time) today, for the purpose of discussing first quarter results. The call will be open to all interested investors through a live audio web cast at www.cci.edu (Investor Relations/Conference Calls) and www.fulldisclosure.com. The call will be archived on www.cci.edu after the call. A telephonic playback of the conference call also will be available through 5:00 p.m. ET, Friday, November 4. To access the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international) and passcode 36189025.
About Corinthian Colleges, Inc.
Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America, operating 95 colleges in 24 states in the U.S. and 34 colleges in seven provinces in Canada. The Company’s mission is to help students prepare for careers that are in demand or to advance in their chosen career. Corinthian offers diploma programs and associate’s, bachelor’s and master’s degrees in a variety of fields, concentrating on careers in health care, business, criminal justice, transportation maintenance, trades and technology.
Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The Company intends that all such statements be subject to the “safe-harbor” provisions of that Act. Such statements include, but are not limited to, the company’s statements regarding (i) the steps it is taking to improve enrollment growth and operating margins; (ii) its plans to improve the performance of its under-performing schools; and (iii) its statements under the heading “Guidance” above. Many important factors may cause the Company’s actual results to differ materially from those discussed in any such forward-looking statements, including increased competition, changes in demand for curricula offered by the company, potential higher average costs to offer new curricula, the company’s effectiveness in its regulatory compliance efforts, variability in the expense and effectiveness of the company’s advertising and promotional efforts, and the other risks and uncertainties described in the Company’s filings with the U.S. Securities and Exchange Commission. The historical results achieved by the Company are not necessarily indicative of its future prospects. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
###

Corinthian Colleges, Inc.
(In thousands, except per share data)
Consolidated Statements of Operations

	For the three months
	ended September 30,
	2005	2004
		Restated
Net revenues	$236,294	$224,610
Operating expenses:
Educational services	137,277	123,578
General and administrative	22,396	19,795
Marketing and admissions	62,804	55,876
Stock based compensation	2,020	29

Total operating expenses	224,497	199,278

Income (loss) from operations	11,797	25,332

Interest (income)	(1,201)	(477)
Interest expense	889	931
Other (income) expense	14	(177)

Income (loss) before provision for income taxes	12,095	25,055
Provision (benefit) for income taxes	4,717	10,446

Net income	$7,378	$14,609

Income per common share:
Basic	$0.08	$0.16
Diluted	$0.08	$0.16

Weighted average number of common shares outstanding:
Basic	91,300	90,353
Diluted	92,870	92,177
Selected Consolidated Balance Sheet Data (unaudited)

	September 30,	June 30,
	2005	2005
Cash, restricted cash, and marketable securities	$115,122	$99,238
Receivables, net (including long term notes receivable)	63,567	58,324
Current assets	245,578	229,965
Total assets	695,097	674,572
Current liabilities	144,262	139,707
Long-term debt and capital leases (including current portion)	69,670	66,791
Total liabilities	272,772	263,747
Total stockholders’ equity	422,325	410,825